EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-146557 and No. 333-135485) on Form S-3 of GeoPetro Resources Company of our report dated March 30, 2012, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of GeoPetro Resources Company for the year ended December 31, 2012.

/s/ Hein & Associates LLP
Dallas, TX
April 16, 2013